EXHIBIT 99.1

Rick's Cabaret International, Inc. Shareholders Elect Attorney Luke Lirot to Board of Directors

HOUSTON--(BUSINESS WIRE)--Rick's Cabaret International, Inc. (NASDAQ: RICK - News), operator of upscale gentlemen's clubs, today held its Annual Meeting of Shareholders in Houston, Texas. In addition to re-electing all current directors, shareholders elected prominent first amendment attorney Luke Lirot as the sixth member of the Board of Directors.

Mr. Lirot, who has a private law practice in Florida, is a past president of the First Amendment Lawyers' Association and has actively participated in numerous state and federal legal matters, with a specialization in adult entertainment issues.

Shareholders at the annual meeting, held at the company's Rick's Cabaret-North nightclub in Houston, also ratified the selection of Whitley Penn LLP as the company's independent auditors and approved an amendment to the 1999 stock option plan.

About Rick's Cabaret

Rick's Cabaret International, Inc. (NASDAQ: RICK - News) operates upscale adult nightclubs serving primarily businessmen and professionals that offer live adult entertainment, restaurant and bar operations. The company owns and operates or licenses adult nightclubs in New York City, New Orleans, Charlotte, Houston, Minneapolis and other cities under the names "Rick's Cabaret," "XTC" and "Club Onyx." No sexual contact is permitted at any of these locations. Rick's Cabaret also owns the adult Internet membership Web site, couplestouch.com, and a network of online adult auction sites under the flagship URL naughtybids.com. Rick's Cabaret common stock is traded on NASDAQ under the symbol RICK. For further information contact ir@ricks.com.

Forward-looking Statements:

This document contains forward-looking statements that involve a number of risks and uncertainties that could cause the company's actual results to differ materially from those indicated in this document, including: the risks and uncertainties associated with operating and managing an adult business; the business climates in New York City and elsewhere; the success or lack thereof in launching and building the company's businesses in New York City and elsewhere; the Company's ability to identify and secure suitable locations for new nightclubs on acceptable terms, open the anticipated number of new nightclubs on time and within budget; achieve anticipated rates of same-store sales; hire and train additional nightclub personnel and integrate new nightclubs into its operations; unexpected increases in costs of sales or employee, pre-opening or other expenses; the economic conditions in the new markets into which the Company expands and possible uncertainties in the customer base in these areas; fluctuations in quarterly operating results; the impact of any negative publicity or public attitudes; competitive pressure from other national and regional nightclub chains; risks and uncertainties related to the operational and financial results of our Web sites, conditions relevant to real estate transactions, and numerous other factors such as laws governing the operation of adult entertainment businesses, competition and dependence on key personnel. Rick's has no obligation to update or revise the forward-looking statements to reflect the occurrence of future events or circumstances. For further information go to www.ricks.com.

Contact:
Rick's Cabaret International, Inc.
Allan Priaulx, 212-338-0050
ir@ricks.com

Source: Rick's Cabaret International, Inc.